Metrics & Weighting 80% Revenue / 20% Adjusted EBITDA Awards are interpolated between achievement percents (e.g., 100.2% achievement results in award of 102%). Each metric is capped at 200% of award quarterly; overall quarterly award payments are capped at 100% with any overachievement earned to be reconciled at year end. If the full year metric target is achieved, then any quarters that were paid at less than 100% will be paid out at target for that missed quarter and included in the Q4 award. FY20 financial targets to be set by mid-April 2019, based on approved budget but adjusted for actual results and currency exchange. FY20 ExCo Incentive Plan Design Maintain FY19 payout scale with updated FY20 financial objectives Exhibit 10.1